Exhibit 99.1

Press Release

Federated Investors Announces $7.6 Million Restoration Fund

•	Company Completes Assessment of Impact of Past Mutual Fund Trading

•	Federated Planning to Outsource Transfer Agent Function

•	Company Announces Remedial Actions

PITTSBURGH, PA – February 3, 2004 – Federated Investors (NYSE: FII) today announced that a special committee of its Board of Directors has completed its assessment of the impact of past mutual fund trading issues. As a result of this review, which has been reported to the Company’s Board of Directors, the Company also announced a number of remedial actions.

$7.6 Million Restoration Fund

As previously reported, the Independent Trustees of the Federated mutual funds retained an independent expert, Cornerstone Research, a provider of financial and economic analysis, to determine the impact on the funds from trading activities identified in the review conducted by the Company’s special investigative committee and by counsel to the Independent Trustees. Cornerstone provided its findings to the Independent Trustees, who shared the findings with the Company’s Board of Directors.

Based on Cornerstone’s findings, the Independent Trustees of the Federated mutual funds and the Company’s Board announced the establishment by Federated Investors of a restoration fund of approximately $7.6 million. The Independent Trustees have not yet determined how to distribute the restoration funds and no government agency has passed on the establishment or amount of the restoration fund.

The $7.6 million figure, as determined by Cornerstone, includes: (1) approximately $4.8 million related to the detrimental impact on the funds from frequent trading activity, (2) approximately $2 million related to the possible detrimental impact on the funds that may have resulted from orders incorrectly accepted by Federated employees after the funds’ closing times, (3) fees of approximately $420,000 received by the Company from assets invested as a result of frequent trading arrangements, and (4) approximately $355,000 of interest on these amounts.

Federated’s fourth quarter 2003 financial results will include a charge of approximately $7.6 million for the restoration fund and approximately $12.4 million for other expenses related to the review, including those of the funds. The amount does not include fines, penalties or other amounts that may be sought by governmental agencies or through claims asserted in private litigation.

Contacts:
MEDIA	ANALYSTS
J.T. Tuskan	Ray Hanley
(412) 288-7895	(412) 288-1920
jtuskan@federatedinv.com	rhanley@federatedinv.com

Federated Announces Restoration Fund

February 3, 2004

Plan to Outsource Transfer Agency Function

The Company, with the concurrence of the Independent Trustees of Federated’s mutual funds, announced its intent to outsource its transfer agent functions to Boston Financial Data Services (“Boston Financial”). The Company has entered into a non-binding letter of intent with Boston Financial and its parent company, State Street Bank & Trust Company, regarding negotiation of an agreement to effect the outsourcing of transfer agent activities by June 30, 2004. This will permit the Company to focus on its core business of investment management and mutual fund distribution. Boston Financial is one of the nation’s premier transfer agents and a leading provider of services to the mutual fund industry.

Report on Frequent Trading

The Company has completed its analysis of the unreviewed internal trading reports discussed in its November 25th press release. The completed analysis indicates that one client appears to have made one offsetting trade of approximately $125,000 that might have been prevented had the reports been reviewed on a timely basis. The review found that there was no arrangement permitting this trade and that no other clients or accounts covered by the unreviewed internal trading reports made such trades.

Separately, Federated is sanctioning two Company officers who, under the belief that such trading would not be detrimental to the funds involved, permitted frequent trading by one hedge fund investor that was reported in the Company’s November 25th press release.

Report on Late Acceptance of Trades

The Company has completed its assessment of the impact of orders accepted after the stated closing times for its fluctuating net asset value funds over the past five years. The review found no evidence that the Company or any of its employees had arranged with investors to accept such trades.

The review found additional instances in which employees, as previously reported, incorrectly accepted fund orders that were placed after the funds’ closing times and received that day’s prices. It appears that orders received after 4:00 p.m. were inadequately monitored and there was insufficient oversight to correct these errors. The Company has increased oversight of orders processed after 4:00 p.m. to help ensure that no orders are incorrectly accepted after the funds’ closing times.

The review determined that during the past five years, the orders incorrectly accepted by Federated employees amounted to no more than a fraction of one percent of the total orders they processed, and that these incorrectly accepted orders had no material impact on the funds. To avoid further delay, Federated has decided to reimburse the funds for any potential losses that might have resulted from the erroneous entry of trades after 4:00 p.m. To that end, the restoration fund includes an amount that represents the potential loss to the funds from any order processed after 4:00 p.m., where it could not yet be determined to the satisfaction of the funds’ Independent Trustees that the order was actually placed before such time. The Company believes that this amount exceeds the losses actually incurred by the funds.

Federated Announces Restoration Fund

February 3, 2004

The review of late acceptance of trades was limited to orders processed directly by employees of the Company. Most trades in Federated mutual funds are handled by intermediaries, on which the Company, in accordance with industry practice, relies to accept orders. Trades from these intermediaries were not included in the review of late trading.

The review of fluctuating net asset value fund orders processed after 4:00 p.m. will continue for purposes of determining the restoration amounts for individual funds.

Review of Employee Trading

Federated’s review examined orders taken from employees after 4:00 p.m. during the past five years to determine if any of these orders were among those incorrectly accepted after the funds’ closing times. This review identified one employee who, between January 1999 and March 2003, regularly placed orders after the funds’ closing times. The transactions ranged in amount from approximately $26,000 to less than $100. The Company has terminated the individual’s employment.

This review also found that an employee in one instance incorrectly accepted orders for approximately $52,000 from a Company officer after the applicable funds’ closing times. The officer has paid the funds for the difference between the correct share prices and the prices used in processing the orders and is being sanctioned by the Company.

The review also examined personal trading in Federated mutual funds, including trading in the Company’s 401(k) plan, by employees subject to the Company’s Code of Ethics for Personal Trading. This group includes the Company’s senior officers, portfolio managers, investment analysts and portfolio traders. As permitted by regulations and consistent with industry standards, during the period covered by the review, the Company’s Code of Ethics did not specifically address trading in mutual funds. The Company has modified its Code of Ethics to require review of Federated mutual fund trading and establish minimum holding periods.

Federated’s review found no personal trading by portfolio managers that violated the Company’s Code of Ethics for Personal Trading, industry regulations or the Company’s 401(k) plan policies. The review did identify two portfolio managers who had personal trades in the Company 401(k) plan in funds that they managed. One portfolio manager had two offsetting trades over a five-month period, with durations of 35 and 76 days in amounts of approximately $600,000. The other manager had seven offsetting trades in a 21-month period, with durations from nine to 62 days in amounts of up to $160,000. Despite the fact that Cornerstone determined that these trades had no material detrimental impact on the funds, the Company regards the trades as unacceptable and is sanctioning both individuals. The internal review found no other cases in which employees engaged in trading that other shareholders may not have been permitted to engage in under the Company’s frequent trading procedures.

Federated Announces Restoration Fund

February 3, 2004

Federated’s Actions

Federated has taken several remedial steps to reinforce its commitment to fund shareholders. In addition to establishment of the restoration fund and the plan to outsource the transfer agent function, the Company has taken remedial actions addressing the following areas:

Internal Audit and Compliance – Federated has retained an independent expert, KPMG, a leading international audit and tax firm, to conduct a review of the Company’s internal audit and compliance functions and recommend appropriate enhancements. They have been asked to examine Federated’s current structure, staffing, policies and procedures to ensure that they reflect industry best practices and recent regulatory guidance. KPMG will be reporting its findings and recommendations to the Chief Legal Officer and the Company’s Audit Committee for review and implementation. In addition, while Federated has always maintained an internal compliance function, the Company has enhanced the compliance function by altering the reporting structure to provide a direct report by the head of compliance to the audit committee of the Federated funds, which is composed of Independent Directors.

Transfer Agent – Federated has implemented enhancements to its existing procedures for monitoring frequent trading activity potentially detrimental to its funds. In advance of outsourcing the transfer agent function to Boston Financial, Federated has taken a number of immediate steps to help ensure that no orders are incorrectly accepted by its employees after the funds’ closing times. The Company has conducted extensive testing of trading interfaces and implemented the active monitoring of post-4:00 p.m. telephone orders. Furthermore, Federated had separately asked KPMG to review frequent and late trading procedures and recommend further enhancements. KPMG is nearing completion of its review.

Personal Trading Policies – Federated has implemented several changes to its Code of Ethics for Personal Trading. These include a requirement that the Company’s officers and investment personnel must report to the compliance department all trades in Federated’s fluctuating net asset value mutual funds, other than certain short-term fixed-income funds. In addition, Federated has put in place a new policy requiring Company officers and investment personnel to hold personal investments in those funds for a minimum of 60 days.

Employee Training – Federated is continuing to enhance its employee training program. This includes recent remedial training for Investor Services personnel which focused on frequent trading monitoring and adherence to fund prospectus cut-off times. Federated has also communicated with its investment and sales personnel reinforcing current policies and procedures. Federated is further implementing a formal corporate compliance training program for employees regarding the Company’s policies and procedures.

Federated Announces Restoration Fund

February 3, 2004

Conclusion

Beyond those items noted above and in the Company’s November 25th press release, no additional arrangements for frequent trading or patterns of late trading have been found. The Company is continuing to cooperate with ongoing governmental investigations, and will conduct further investigation as necessary.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing approximately $198 billion in mutual funds and separate accounts as of December 31, 2003, including $143 billion in money market assets, $29.5 billion in fixed-income assets and $25.5 billion in equity assets. Institutions and financial professionals, on behalf of individual investors, invest in Federated’s equity, international/global, bond and money market products.

In open-end managed assets, Federated ranks in the top five percent of equity asset managers, the top four percent of fixed income asset managers, and the top two percent of money market asset managers in the industry1. Federated provides comprehensive investment management to nearly 5,900 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit www.federatedinvestors.com.

1.	Strategic Insight, November 2003. Based on assets in open-end funds

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